EXHIBIT 99.1

PRESS RELEASE

CONTACT:          Robert M. Garst, Chief Executive Officer

717-957-2196

RIVERVIEW FINANCIAL CORPORATION DECLARES

SECOND QUARTER CASH DIVIDEND

HALIFAX, PA, June 3, 2010 — Riverview Financial Corporation announced that on June 3, 2010 its Board of Directors declared the payment of a regular cash dividend of $0.08 per share plus a special cash dividend of $0.045 per share for a total second quarter 2010 cash dividend of $0.125 per share.  This represents a 25% increase over the $0.10 per share cash dividend paid during the second quarter of 2009.  The dividend is payable on June 30, 2010 to all shareholders of record as of June 16, 2010.

Riverview Financial Corporation, headquartered in Halifax, PA, is the holding company for Riverview National Bank, headquartered in Marysville, PA.  Riverview National Bank operates five branches under the name The First National Bank of Marysville, a division of Riverview National Bank, and three branches under the name Halifax National Bank, a division of Riverview National Bank.  On March 31, 2010, Riverview Financial Corporation had total assets of $255.6 million.  The symbol for Riverview Financial Corporation’s common stock is “RIVE”.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.